Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Fourth Quarter and Full Year 2010 Results

and Provides 2011 Guidance

Announces Three Acquisitions

OMAHA, NE, February 2, 2011 – West Corporation, a leading provider of technology-driven, voice and data solutions, today announced its fourth quarter and full year 2010 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Percent Change	2010	2009	Percent Change
Revenue	$599.4	$602.9	-0.6%	$2,388.2	$2,375.7	0.5%
Adjusted EBITDA[1]	$162.8	$164.6	-1.1%	$654.7	$647.9	1.0%
Adjusted EBITDA Margin	27.2%	27.3%		27.4%	27.3%
Cash Flow from Operations	$18.6	$72.1	-74.2%	$312.8	$272.9	14.6%
Cash Flows from Investing	($24.8)	($55.2)	NM	($137.9)	($112.6)	NM
Cash Flows from Financing	($32.8)	($39.6)	NM	($133.7)	($271.8)	NM
Net Income (Loss)	($3.6)	$27.3	-113.1%	$60.3	$88.2	-31.7%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the fourth quarter of 2010, revenue was $599.4 million compared to $602.9 million for the same quarter last year, a decrease of 0.6 percent. The net increase in revenue from entities acquired or sold2 was $8.1 million during the fourth quarter of 2010. The Unified Communications segment had revenue of $304.4 million in the fourth quarter of 2010, an increase of 8.3 percent over the same quarter last year. The Communication Services segment had revenue of $296.7 million in the fourth quarter of 2010, 8.1 percent lower than the fourth quarter of 2009. The Company’s automated services businesses3 had revenue of $406.7 million in the fourth quarter of 2010, an increase of 4.4 percent over the previous year.

For the year ended December 31, 2010, revenue was $2,388.2 million compared to $2,375.7 million for 2009, an increase of 0.5 percent. Revenue from automated services increased 6.3 percent in 2010 to $1,619.9 million while revenue from agent-based services decreased 9.8 percent to $768.3 million.

Adjusted EBITDA for the fourth quarter of 2010 was $162.8 million, or 27.2 percent of revenue, compared to $164.6 million, or 27.3 percent of revenue, for the fourth quarter of 2009. For the year 2010, Adjusted EBITDA was $654.7 million, or 27.4 percent of revenue. A reconciliation of Adjusted EBITDA to cash flow from operating activities is presented below.

Foreign currency exchange rates negatively impacted revenue and Adjusted EBITDA in the fourth quarter by $1.1 million and $1.7 million, respectively, compared to the rates used for 2010 guidance. For the year 2010, revenue and Adjusted EBITDA were lower by $16.2 million and $10.8 million, respectively, compared to the rates used for 2010 guidance due to foreign currency exchange rates. The two most significant exchange rates used for 2010 guidance provided in February 2010 were the British Pound Sterling at 1.63 and the Euro at 1.46.

Cash flow from operations was $18.6 million for the fourth quarter of 2010. For the year 2010, cash flow from operations was $312.8 million, 14.6 percent higher than that in 2009. The increase in net cash flows from operating activities is primarily due to improvements in operations and working capital utilization.

Balance Sheet and Liquidity

At December 31, 2010, West Corporation had cash and cash equivalents totaling $97.8 million and working capital of $213.5 million.

[2]

Net revenue from entities acquired or sold includes the acquisitions of Stream57 and SKT BCS in the Unified Communications segment and the acquisitions of Holly Connects, TuVox and Specialty Pharmacy Network, Inc. and the sale of the Positron CAD business in the Communications Services segment.

During the fourth quarter, the Company issued $650 million aggregate principal amount of 7.875 percent senior unsecured notes due January 2019. Proceeds of these notes were utilized to finance, in part, the repurchase of the Company’s outstanding $650 million principal amount of 9.5 percent senior notes due 2014. The Company also issued $500 million aggregate principal amount of 8.625 percent senior unsecured notes due October 2018. The proceeds of these notes were utilized to repay a portion of its term loan facilities. The Company recorded expense of $52.8 million as a result of accelerated debt amortization costs, redemption premium and associated fees related to these transactions. “These refinancing transactions significantly improved our capital structure and extended the maturities of our long-term debt,” said CFO, Paul Mendlik.

During the fourth quarter of 2010, the Company invested $37.2 million in capital expenditures primarily for software and computer equipment. For the full year 2010, the Company invested $122.0 million, or 5.1 percent of revenue, in capital expenditures.

Acquisitions

During the fourth quarter of 2010, the Company acquired the assets of Specialty Pharmacy Network, Inc. (“SPN”), a provider of billing and management information to payers and providers that participate in managing, administrating and paying specialty pharmacy claims.

On February 1, 2011, the Company announced it acquired Twenty First Century Communications, Inc. (“TFCC”) and Preferred One Stop Technologies Limited (“POSTcti”).

TFCC is a provider of automated alerts and notifications to the electric utilities industry, government, public safety and corporate markets. A significant number of the leading utilities use a high volume call answering system developed by TFCC to field the heavy incoming call traffic associated with power outages.

POSTcti is a leading provider of unified communications solutions and services in Europe. POSTcti enables and provides single source communication convergence from best-of-breed industry-leading providers, combined with customized professional services implementation and dedicated ongoing product support, to maximize investment.

“The addition of TFCC will enhance our alerts and notifications platform and our position in the U.S. utility vertical,” said CEO, Tom Barker. “POSTcti will provide West with additional experienced unified communications consulting resources and hosted services for our clients around the world.”

2011 Guidance

For 2011, the Company expects the results presented below. This guidance includes the results of SPN, TFCC and POSTcti but assumes no additional acquisitions or changes in the current operating environment or exchange rates. The two most significant exchange rates used for 2011 guidance are the British Pound Sterling at 1.571 and the Euro at 1.315.

	2010 Actual	2011 Guidance
Revenue ($B)	$2.388	$2.45 - $2.53
Adjusted EBITDA ($M)	$654.7	$660 - $690
Cash Flow from Operations ($M)	$312.8	$310 - $345
Capital Expenditures ($M)	$122.0	$120 - $130

The Company estimates that automated services will represent approximately 70 percent of 2011 revenue. Assuming the Company’s results are within the guidance stated above and no additional acquisitions or refinancing transactions are made in 2011, the Company expects its leverage ratio to decrease from 5.23x at the end of 2010 to between 4.75x and 4.85x at the end of 2011.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, February 3, 2011 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven, voice and data solutions. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; the cost of defending West against intellectual property infringement claims; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; increases in the cost of voice and data services or significant interruptions in these services; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Revenue	$599,431	$602,870	-0.6%	$2,388,211	$2,375,748	0.5%
Cost of services	273,029	268,889	1.5%	1,057,008	1,067,777	-1.0%
Selling, general and administrative expenses	215,812	226,583	-4.8%	911,022	907,358	0.4%

Operating income	110,590	107,398	3.0%	420,181	400,613	4.9%
Interest expense, net	70,352	60,261	16.7%	252,469	253,792	-0.5%
Refinancing expense	52,804	—	NM	52,804	—	NM
Other expense (income), net	(3,261)	361	NM	(5,872)	(1,015)	-478.5%

Income (loss) before tax	(9,305)	46,776	-119.9%	120,780	147,836	-18.3%
Income tax	(5,742)	19,502	-129.4%	60,476	56,862	6.4%

Net income (loss)	(3,563)	27,274	-113.1%	60,304	90,974	-33.7%
Less net income (loss) - Noncontrolling interest	—	—	—	—	2,745	NM

Net income (loss) - West Corporation	$(3,563)	$27,274	-113.1%	$60,304	$88,229	-31.7%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$304,399	$281,156	8.3%	$1,220,216	$1,126,544	8.3%
Communication Services	296,665	322,937	-8.1%	1,173,945	1,254,547	-6.4%
Intersegment eliminations	(1,633)	(1,223)	-33.5%	(5,950)	(5,343)	-11.4%

Total	$599,431	$602,870	-0.6%	$2,388,211	$2,375,748	0.5%

Depreciation & Amortization:
Unified Communications	$20,799	$22,966	-9.4%	$87,278	$91,491	-4.6%
Communication Services	21,168	24,113	-12.2%	83,052	96,856	-14.3%

Total	$41,967	$47,079	-10.9%	$170,330	$188,347	-9.6%

Operating Income:
Unified Communications	$77,902	$67,971	14.6%	$320,411	$296,096	8.2%
Communication Services	32,688	39,427	-17.1%	99,770	104,517	-4.5%

Total	$110,590	$107,398	3.0%	$420,181	$400,613	4.9%

Operating Margin:
Unified Communications	25.6%	24.2%	5.8%	26.3%	26.3%	0.0%
Communication Services	11.0%	12.2%	-9.8%	8.5%	8.3%	2.4%

Total	18.4%	17.8%	3.4%	17.6%	16.9%	4.1%

SELECTED OPERATING DATA ($M):
Cash flow from operations	18.6	72.1	-74.2%	312.8	272.9	14.6%
Term loan facility	1,933.6	2,460.2
Revolving credit facility	—	72.9
Senior and senior subordinated notes	1,600.0	1,100.0

Revenue from automated services ($M) (3)	406.7	389.6	4.4%	1,619.9	1,523.6	6.3%
Revenue from agent-based services ($M)	192.7	213.3	-9.7%	768.3	852.1	-9.8%

	Condensed Balance Sheets
	Dec. 31, 2010	Dec. 31, 2009	% Change
Current assets:
Cash and cash equivalents	$97,793	$59,068	65.6%
Trust and restricted cash	15,122	14,750	2.5%
Accounts receivable, net	366,419	353,622	3.6%
Deferred income taxes receivable	29,968	35,356	-15.2%
Prepaid assets	33,667	34,063	-1.2%
Other current assets	34,058	46,757	-27.2%

Total current assets	577,027	543,616	6.1%
Net property and equipment	341,366	333,267	2.4%
Goodwill	1,629,396	1,665,569	-2.2%
Other assets	457,461	502,810	-9.0%

Total assets	$3,005,250	$3,045,262	-1.3%

Current liabilities	$363,562	$368,609	-1.4%
Long-term obligations	3,518,141	3,607,872	-2.5%
Other liabilities	162,602	161,525	0.7%

Total liabilities	4,044,305	4,138,006	-2.3%

Class L common stock	1,504,445	1,332,721	12.9%

Stockholders’ deficit	(2,543,500)	(2,425,465)	-4.9%

Total liabilities and stockholders’ deficit	$3,005,250	$3,045,262	-1.3%

NM: Not Meaningful

[3]	Automated services includes Unified Communications, Intrado and West Interactive

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Cash flow from operating activities	$18,627	$72,065	$312,829	$272,857
Income tax expense (benefit)	(5,742)	19,502	60,476	56,862
Deferred income tax (expense) benefit	(10,111)	(30,748)	(20,837)	(28,274)
Interest expense, net of amortization	70,360	60,261	252,724	254,103
Refinancing expense	52,804	—	52,804	—
Allowance for impairment of purchased accounts receivable	—	—	—	(25,464)
Provision for share based compensation	(1,551)	(2,566)	(4,233)	(3,840)
Debt amortization	(23,254)	(4,017)	(35,263)	(16,416)
Other	(9)	(70)	(652)	(375)
Changes in operating assets and liabilities, net of business acquisitions	54,703	39,689	16,466	80,833

EBITDA	155,827	154,116	634,314	590,286
Provision for share based compensation	1,551	2,566	4,233	3,840
Site closures, settlements and other impairments	842	3,769	6,365	6,976
Acquisition synergies and transaction costs	1,941	3,260	5,035	18,003
Portfolio impairments	—	—	—	25,464
Non-cash foreign currency loss (gain)	(492)	653	1,199	(229)
Litigation costs	3,174	225	3,504	3,601

Adjusted EBITDA	$162,843	$164,589	$654,650	$647,941

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Cash flows from operating activities	$18,627	$72,065	$312,829	$272,857
Cash flows used in investing activities	$(24,781)	$(55,242)	$(137,896)	$(112,615)
Cash flows used in financing activities	$(32,785)	$(39,645)	$(133,651)	$(271,844)